Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

Issuer Name and Ticker or Trading Symbol:	MoneyGram International Inc. [MGI]

Date of Earliest Transaction Required to be
Reported (Month/Day/Year):	December 9, 2019

Footnotes to Form 4

(1) This report is being filed by the following Reporting Persons:  Thomas H. Lee Advisors, LLC (“THL Advisors”) and THL Managers VI, LLC (“Managers”).

(2) THL Advisors is the general partner of Thomas H. Lee Partners, L.P., which in turn is (a) the general partner of THL Coinvestment Partners, L.P. (“Coinvest”) and THL Operating Partners, L.P. (“Operating”), (b) the managing member of Managers and (c) the sole member of THL Equity Advisors VI, LLC which in turn is the general partner of Thomas H. Lee Equity Fund VI, L.P. (“Equity”), Thomas H. Lee Parallel Fund VI, L.P. (“Parallel”) and Thomas H. Lee Equity Parallel (DT) Fund VI, L.P. (“DT”) and the managing member of THL Equity Fund VI Investors (MoneyGram), LLC (together with Managers, Coinvest, Operating, Equity, Parallel and DT, the “THL Funds”). THL Advisors is the attorney-in-fact of Great West Investors, L.P. and Putnam Investments, LLC, which is the managing member of Putnam Investments Holdings, LLC which in turn is the managing member of Putnam Investments Employees’ Securities Company III, LLC.

(3) Each of the Reporting Persons disclaims beneficial ownership of the securities listed in this report, and this report shall not be deemed an admission that any Reporting Person is the beneficial owner of such securities for the purpose of Section 16 or for any other purpose, except to the extent of such Reporting Person’s pecuniary interest therein.

(4) Represents all of the shares of common stock of the Issuer directly owned by Managers and sold in the open market.

(5) The number of securities reported represents an aggregate number of shares of common stock of the Issuer sold in multiple market transactions that ranged in price from $2.30 to $2.36 inclusive. Upon request by the SEC staff, the Issuer or any security holder of the Issuer, the Reporting Persons will provide full information regarding the number of shares of common stock of the Issuer sold by Managers at each separate price within the range.

(6) Following the sale, no shares of common stock of the Issuer are owned by the THL Funds.